Exhibit 99.2

FOR IMMEDIATE RELEASE

Premier, Inc. to present at 34th Annual J.P. Morgan Healthcare Conference

CHARLOTTE, N.C. (January 5, 2016) — Premier, Inc. (NASDAQ: PINC), a leading healthcare improvement company, announced today that its President and CEO, Susan DeVore, will present at the 34th Annual J.P. Morgan Healthcare Conference in San Francisco on Tuesday, Jan. 12, 2016, at 2 p.m. PT.

The presentation will be audio webcast live through the investor relations page on Premier’s website at investors.premierinc.com, where presentation slides will also be available. The audio webcast will be archived on the company’s website for approximately 90 days.

DeVore will be accompanied by Premier’s Chief Operating Officer, Michael J. Alkire; Chief Financial Officer, Craig McKasson; and other members of the management team.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,600 U.S. hospitals and 120,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Investor relations contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.879.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com